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Exhibit 11.1

Statement related to computation of per common share earnings.



               INTEGRATED SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                   For the Year Ended December 31,
                                                                   -------------------------------
                                                                       1996               1995
                                                                   ------------       ------------
PRIMARY AND FULLY DILUTED:
Shares and share equivalents:
     Weighted average number of shares of common stock
         outstanding during period                                     5,122,878         3,506,488

Add incremental shares:
     Shares potentially issuable upon the assumed exercise
         of the stock options, net of assumed repurchases using
         the Treasury Stock Method                                            --           507,620
Total                                                                  5,122,878         4,014,108
Net earnings (loss) from continuing operations                       $      (299)      $    (1,650)
Net earnings (loss) from discontinued operations                              22            (1,215)
                                                                     -----------       -----------
Net earnings (loss)                                                  $      (277)      $    (2,864)
                                                                     ===========       ===========
Per share continuing operations                                      $      (.05)      $     (0.41)
Per share discontinued operations                                             --       $     (0.30)
                                                                     -----------       -----------
Per share                                                            $      (.05)      $     (0.71)
                                                                     ===========       ===========